Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Blink Charging Co. Announces Notification from Nasdaq regarding late filing of Form 10-K

Bowie, MD., April 08, 2025 — Blink Charging Co. (NASDAQ: BLNK) (“Blink” or the “Company”), a leading global owner, operator, provider, and manufacturer of electric vehicle (EV) charging equipment and services, announced today it received a letter from the Nasdaq Stock Market LLC (“Nasdaq”), dated April 2, 2025, informing the Company that it no longer complies with Nasdaq Listing Rule 5250(c)(1) because Blink had not filed its Form 10-K for the year ended December 31, 2024 (the “Form 10-K”) by the time period prescribed by Securities and Exchange Commission rules.

Under Nasdaq’s Listing Rules, the Company must submit a plan to regain compliance with Nasdaq within 60 calendar days of the date of the letter. If Blink’s plan is accepted, then Nasdaq can grant an exception of up to 180 calendar days from the date that the Form 10-K should have been filed, or September 29, 2025.  Nasdaq’s Listing Rules also require that the Company make a public announcement disclosing receipt of the notification letter by issuing a press release within four business days of the date of that letter.

The Company continues to work diligently to complete the Form 10-K and plans to file the Form 10-K as promptly as possible to regain compliance with the Nasdaq rule.

Additional information about the notification letter from Nasdaq, dated April 2, 2025, can be found in the Company’s Form 8-K filed with the SEC on April 8th, 2025, which is available free of charge at the SEC’s website, www.sec.gov.

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About Blink Charging

Blink Charging Co. (Nasdaq: BLNK) is a global leader in electric vehicle (EV) charging equipment and services, enabling drivers, hosts, and fleets to transition to electric transportation through innovative charging solutions easily. Blink’s principal line of products and services include Blink’s EV charging network (“Blink Network”), EV charging equipment, and EV charging services. The Blink Network utilizes proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. Blink has established key strategic collaborations for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs.

For more information, please visit https://blinkcharging.com/

Blink Investor Relations Contact

Vitalie Stelea

IR@BlinkCharging.com

305-521-0200 ext. 446

Blink Media Contact

Nipunika Coe

PR@BlinkCharging.com

305-521-0200 ext. 266